UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2007

BIOMET, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Indiana	0-12515	35-1418342
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

56 East Bell Drive

Warsaw, Indiana 46582

(Address of Principal Executive Offices, Including Zip Code)

(574) 267-6639
 (Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a) Review of Historical Stock Option Granting Practices

As previously disclosed in the Current Report on Form 8-K filed by Biomet, Inc. (“Biomet” or the “Company”) on December 18, 2006, following the publication of an analyst report suggesting that certain historical grants of stock options by the Company took place on dates where Biomet’s stock price was trading at relatively low prices and the filing of two shareholder derivative lawsuits alleging improper “backdating” of stock options, Biomet’s Board of Directors (the “Board”) formed a special committee (the “Special Committee”) to conduct an independent investigation of Biomet’s stock option grants for the period from 1996 to the present and to determine whether Biomet had any claims arising out of any inappropriate stock option backdating and, if so, whether it was in the best interest of Biomet and its stakeholders to pursue any such claim.  The Special Committee retained independent counsel to advise it in connection with and to conduct its investigation.  Counsel to the Special Committee also hired independent accountants to assist in the investigation.

On March 30, 2007, Biomet announced an updated report from the Special Committee presented by counsel to the Special Committee and the independent accountants retained by counsel to the Special Committee.  Based upon an analysis of this updated report and relevant accounting literature, including Staff Accounting Bulletin No. 99, the Audit Committee determined on March 30, 2007 that the Company should amend its Annual Report on Form 10-K for the fiscal year ended May 31, 2006 and Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2006 to reflect the restatement of the consolidated financial statements and related disclosures reflected therein.  In light of the Special Committee’s preliminary report discussed below, the Company’s previously issued financial statements and any related reports of its independent registered public accounting firm should not be relied upon.  The Company believes, based upon the Special Committee’s preliminary report, that the impact of the restatement will not be quantitatively material to any prior period financial statements.

Our Audit Committee has discussed these matters with Ernst & Young LLP, the Company’s independent registered public accounting firm.

Both the Company and its independent registered accounting firm are communicating regularly and have commenced the work that will be necessary for the restatement with the objective of completing the work required to file the restatement discussed above and Biomet’s Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2006 as soon as possible.

While the investigation of the Special Committee is not complete, based upon the investigative team’s review of an extensive collection of documents, interviews of more than two dozen individuals, and analysis of approximately 17,000 grants to purchase approximately 17,000,000 Biomet common shares on over 500 different grant dates over the 11-year period from 1996 through 2006, the Special Committee reported the following preliminary findings to the Board of Directors:

•                  the Company’s administration of its various stock option plans disregarded the terms of those option plans;

•                  most of the options issued during the 11-year period from 1996 through 2006 were not priced at the fair market value on the date of their respective grants;

•                  there was opportunistic misdating and mispricing of options in order to take advantage of lower exercise prices;

•                  the Company failed to maintain adequate books and records concerning its stock option grants;

•                  there were inadequate internal controls over the issuance and accounting for stock option grants;

•                  the relevant accounting and legal rules regarding option plans and their administration were not followed;

•                  Biomet failed to adequately staff and devote appropriate resources to the administration of its stock option plans; and

•                  as a result of these deficiencies, Biomet’s public filings with regard to stock options were inaccurate.

The Special Committee also reported that members of senior management were aware of the practice of dating options on a date other than the date on which final action regarding the option occurred, and that certain members of senior management, namely the Company’s Chief Financial Officer and General Counsel during the period, were or should have been aware of certain accounting and legal ramifications, respectively, of issuing an option with an exercise price lower than the fair market value on the date of issuance.

The Special Committee reported that it had calculated, on a preliminary basis, that the collective difference between the exercise price at which the options in question should have been issued less the exercise price at which such options were improperly issued (the “Issuance Spread”) plus other non-employee option related expenses was approximately $50 million over the 11-year period in question.  By this same measure, the preliminary results indicate that the Issuance Spread in each year averaged less than $5 million per year, with nine out of the 11 periods under $5 million per year and the other two periods at approximately $9 million (2001) and $12 million (2000).  Biomet expects that a substantial portion of the additional compensation expense resulting from this issue will be non-cash in nature.  The amounts reported above in this paragraph:

•                  are solely based on preliminary information provided to the Company by the Special Committee and are subject to further analysis by the Special Committee and its counsel and independent accountants, the Company and the Company’s independent registered public accounting firm, and

•                  have not yet been verified or confirmed by the Company and the Company’s independent registered public accounting firm and, therefore, no assurances can be provided by the Company that the amounts will not change.

Additional compensation expense with respect to the Issuance Spread should have been included in Biomet’s financial statements but the Company has not determined the amount of the expense or the period in which the expense will be reported.  This determination depends, in part, on completion of an option-by-option analysis of the period in which each option was granted and was vested or forfeited.  This determination is likely to shift Issuance Spread created in one period into compensation expense spread out over later periods.  This analysis will reduce the overall amount of Issuance Spread that will be added to additional compensation expense in the Company’s financial reports for the 11-year period and a portion of the compensation expense relating to options with Issuance Spread that had not vested by May 31, 2006 will be recognized in accounting periods after May 31, 2006.  The Company’s reported income before income taxes, prior to any adjustments as a result of the investigation into historical stock option granting practices, for the 11-year period in question ranged from $149.7 million in fiscal 1996 to $611.2 million in fiscal 2006.

A significant component in the Special Committee’s estimate of Issuance Spread and thus potential additional compensation expenses is the appropriate “measurement date” ultimately used to determine the fair market value of Biomet’s common shares on the grant date of each option award.  As noted above the Special Committee’s preliminary findings included that the Company failed to maintain adequate books and records concerning stock option grants.  Neither the Company nor the Company’s independent registered public accounting firm have confirmed their agreement with the measurement dates selected by the Special Committee in preparing its preliminary report or the total additional compensation expense that will ultimately be required to be recognized by the Company.  Furthermore, neither the Special Committee, the Company nor the Company’s independent registered public accounting firm, has performed a “sensitivity analysis” to determine the impact of alternate measurement dates upon the Special Committee’s preliminary estimate of potential additional compensation expense.

As a result of the foregoing (and other developments that may arise out of this review), certain of Biomet’s financial statements will be subject to changes and adjustments.  These changes and adjustments may include:

•                  an increase in compensation expense to reflect the intrinsic value of options on the measurement date;

•                  a decrease in net income as a result of the increase in compensation expense;

•                  an increase in paid-in-capital as option-related compensation expense increases paid-in-capital;

•                  a decrease in retained earnings because net income decreases;

•                  a limitation on the amount of the deduction from taxable income for option-related compensation;

•                  a decrease in earnings per share due to a decrease in net income;

•                  an increase in litigation expense; and

•                  there may be related tax effects, other expenses incurred and other adjustments recorded as a result of the restatement.

In response to the Special Committee’s preliminary report, all current members of the Board agreed that, with respect to misdated or mispriced stock option awards to the current directors on or after January 1, 1996 which had not yet been exercised, the exercise price of such unexercised stock option awards would be increased to the fair market value of the Company’s common shares on the measurement date applicable to such award.  In addition, the current members of the Board agreed that, with respect to misdated or mispriced stock option awards to the current directors on or after January 1, 1996 which had previously been exercised, such directors would at a future date remit to the Company an amount equal to the excess, if any, of the fair market value of the Company’s common shares on the measurement date for such award over the exercise price of such award.  The Company and the Special Committee are continuing to consider various matters, including other potential remedial measures.  The Board will continue to be actively involved in reviewing information received from the Special Committee and determining the appropriate actions to be taken by the Company with respect to this matter.  Because the Company’s option review and Ernst & Young LLP’s audit or review of the results thereof have not been completed, it is possible that additional issues may be identified for one or more of the periods under review.

The Company has voluntarily updated the staff of the Securities and Exchange Commission on the Special Committee’s preliminary findings.

Retirement of Gregory D. Hartman as Senior Vice President – Finance, Chief Financial Officer and Treasurer, and Daniel P. Hann as Executive Vice President of Administration and a Director

In light of the preliminary findings of the Special Committee, Gregory D. Hartman retired as Senior Vice President – Finance, Chief Financial Officer and Treasurer, and Daniel P. Hann retired as Executive Vice President of Administration and a Director of the Company.  The retirements are effective immediately.  Prior to his appointment as Executive Vice President of Administration on February 26, 2007, Mr. Hann served as Interim President and Chief Executive Officer, and Senior Vice President, General Counsel and Secretary of the Company.  In order to ensure a smooth transition of business operations and financial matters, Messrs. Hartman and Hann will serve as consultants to the Company pursuant to a Severance and Consulting Agreement.

The Severance and Consulting Agreements will discharge any other severance obligations that the Company may have to Messrs. Hartman and Hann, including pursuant to Mr. Hartman’s Change of Control Agreement with the Company dated September 20, 2006 and Mr. Hann’s Severance and Change of Control Agreement with the Company dated September 20, 2006.  In addition, pursuant to the terms of the Severance and Consulting Agreements Messrs. Hartman and Hann have agreed that, with respect to misdated or mispriced stock option awards granted to Messrs. Hartman or Hann which have vested but not yet been exercised, the exercise price of such unexercised stock option awards will be increased to the fair market value of the Company’s common shares on the measurement date applicable to such award.  Furthermore, Messrs. Hartman and Hann have agreed that, with respect to misdated or mispriced stock option awards which had previously been exercised, Messrs. Hartman and Hann would at a future date remit to the Company an amount equal to the excess, if any, of the fair market value of the Company’s common shares on the measurement date for such award over the exercise price of such award.  Lastly, except for the CEO Options (as defined below), Messrs. Hartman and Hann have each agreed to immediately terminate and forfeit any unvested stock option awards and that no options will be accelerated as a result of their retirement.  As a result Messrs. Hann and Hartman have agreed to immediately terminate and forefeit approximately 164,000 and 89,000 unvested stock option awards respectively.

Pursuant to Mr. Hartman’s agreement, Mr. Hartman will be eligible to receive approximately $29,166 per month during a six month consulting term.  In addition, Mr. Hartman will be eligible to receive $325,000 upon completion of the six month consulting term if the Company’s proposed acquisition by LVB Acquisition, LLC has been consummated at a price not less than the price currently set forth in the Agreement and Plan of Merger among the Company, LVB Acquisition, LLC and LVB Acquisition Merger Sub, Inc., dated December 18, 2006 (the “merger agreement”) and the consulting arrangement has not otherwise been terminated.  Mr. Hartman will also be reimbursed for insurance premiums he incurs as a result of his election to continue his health insurance coverage under COBRA.  The consulting arrangement may be terminated by the Company without any further payments or obligations by the Company if the Company’s proposed acquisition by LVB Acquisition, LLC has been terminated or is consummated at a price less than the price currently set forth in the merger agreement as a result of the Company’s investigation into historical stock option granting practices; or the Company determines that Mr. Hartman has not adequately performed his consulting duties under the contract or has failed to cooperate with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s review of historical stock option granting practices.  Lastly, Mr. Hartman has agreed not to compete with the Company during the period beginning on the effective date of his agreement and extending for a period of one year following the expiration or termination of his consulting arrangement.

Pursuant to Mr. Hann’s agreement, Mr. Hann will be eligible to receive approximately $41,666 per month during a twelve month consulting term.  In addition, Mr. Hann is entitled to receive $133,333 in respect of his bonus for the Company’s 2007 fiscal year and will be eligible to receive $400,000 upon completion of the twelve month consulting term if the consulting arrangement has not otherwise been terminated.  Mr. Hann will also be reimbursed for insurance premiums he incurs as a result of his election to continue his health insurance coverage under COBRA.  Furthermore, 75,000 options granted to Mr. Hann in March 2006 (of the 175,000 unvested options awarded to Mr. Hann in March 2006) were immediately vested in connection with Mr. Hann’s Severance and Consulting Agreement (the “CEO Options”).  All of the CEO Options were properly granted.  The CEO Options, or the proceeds therefrom, will be held by the Company and will be distributable to Mr. Hann upon completion of the consulting arrangement provided that the consulting arrangement is not otherwise terminated by the Company.  The consulting arrangement may be terminated by the Company without any further payments or obligations by the Company other than the non-competitor payments described below if the Company’s proposed acquisition by LVB Acquisition, LLC has been terminated or is consummated at a price less than the price currently set forth in the merger agreement as a result of the Company’s investigation into historical stock option granting practices; or the Company determines that Mr. Hann has not adequately performed his consulting duties under the contract or has failed to cooperate with the SEC in connection with the Company’s review of historical stock option granting practices.  Lastly, Mr. Hann has agreed not to compete with the Company during the period beginning on the effective date of his agreement and extending for a period of six months following the expiration or termination of his consulting arrangement.  In exchange the Company has agreed to make a $50,000 per month payment to Mr. Hann during the six month non-competition period.

A copy of the Company’s agreements with Mr. Hartman and Mr. Hann will be subsequently filed with the SEC.

Appointment of Vice President – Finance and Interim Chief Financial Officer and Treasurer

On March 30, 2007, Biomet announced the appointment of J. Pat Richardson as Vice President – Finance and Interim Chief Financial Officer and Treasurer effective April 11, 2007.  Mr. Richardson has 11 years of financial officer/ controller experience and seven years of public accounting and auditing experience.  Since June 1997, Mr. Richardson served in financial leadership positions within various Johnson & Johnson business units (Cordis: Vice President, Finance - Cardiology from August 2000 to present and Group Controller - Cardiology from April 2004 to August 2006; DePuy Orthopaedics: Vice President, Finance - Orthopaedics from June 1997 to April 2004).  Prior to June 1997, Mr. Richardson held various positions at Ball-Foster Glass Container Co. and was an audit manager at Price Waterhouse.  The Board has initiated an active search for a permanent Chief Financial Officer and Treasurer for the Company with the assistance of an executive search firm.

Pursuant to an offer of employment, Mr. Richardson will receive, among other benefits, a base salary of $250,000 per year, an opportunity to earn an annual bonus of 60% of base salary for on-target performance, a car allowance, and other customary benefits.  In addition, subject to compliance with applicable state and federal securities laws, and subject to closing of the merger agreement, Mr. Richardson will be granted an equity interest in the Company or one of its affiliates pursuant to an equity incentive plan, the terms and conditions of which will be determined by the private equity firms that control LVB Acquisition, LLC.  Mr. Richardson’s equity interest in the new Biomet entity will be commensurate with his position with the Company.  In the event that the merger agreement is terminated, Mr. Richardson will be entitled to equity awards issued by the Compensation and Stock Option Committee of Biomet’s Board of Directors that are commensurate with his position with the Company.  The option will be subject to the terms and conditions applicable to options granted under Biomet, Inc.’s 2006 Equity Incentive Plan, as described in that Plan and the applicable stock option agreement.  The exercise price per share will be equal to the fair market value per share on the date the option is granted.

In connection with his employment, the Company entered into a change in control agreement with Mr. Richardson, which is similar to the agreements entered into with other similarly-situated executives at the Company. The agreement is intended to provide for continuity of management in the event of a change in control of the company (other than the transaction contemplated by the merger agreement).  The agreement has an initial term that ends March 29, 2009, and provides for automatic extensions, beginning on March 29, 2008, in one-year increments, unless either Biomet or Mr. Richardson gives prior notice of termination or a change in control shall have occurred prior to March 29 of such year.  If a change in control occurs during the term of the agreement, the agreement shall continue in effect for a period of not less than 24 months beyond the month in which such change in control occurred.  During the 24 month period following a change in control, Biomet agrees to continue to employ Mr. Richardson and Mr. Richardson agrees to remain in the employ of Biomet.  The change in control agreement automatically terminates and is canceled immediately prior to the closing of the transaction contemplated by the merger agreement.

The change in control agreement provides that Mr. Richardson could be entitled to certain severance benefits only following both a change in control of Biomet (other than the transaction completed by the merger agreement) and termination of employment.  If, following a change in control, Mr. Richardson dies or is terminated by Biomet for any reason other than for cause (as defined in the agreement) or disability, or by Mr. Richardson for good reason (as defined in the agreement), Mr. Richardson would be entitled to a lump sum severance payment equal to the sum of his annual base salary, target bonus, annual contributions made by Biomet to all qualified retirement plans on behalf of Mr. Richardson and his total annual car allowance.  In addition, (1) Mr. Richardson would receive a payout of his unpaid annual base salary, target bonus and other accrued compensation and benefits through the end of the fiscal year containing the termination date, (2) Biomet will pay him a lump sum cash stipend equal to 18 times the monthly premium then charged for family coverage under Biomet’s medical and dental plans, and (3) Mr. Richardson would receive life insurance and long-term disability benefits, or the cash equivalent if not available, substantially similar to those that he is receiving immediately prior to the notice of termination for a 12 month period after the date of termination.  Further, all outstanding stock options granted to Mr. Richardson would become immediately vested and exercisable and all restrictions on restricted stock awards would lapse, unless otherwise provided for under a written stock award agreement.  In addition, in the event that any payments made to Mr. Richardson in connection with a change in control and termination of employment would be subject to excise taxes under the Internal Revenue Code, Biomet will “gross up” his compensation to fully offset such excise taxes.

Severance benefits, other than the life insurance and long-term disability benefits, are generally not subject to mitigation or reduction.  To receive the severance benefits provided under the agreement, Mr. Richardson must sign a general release of claims.  The agreement also contains customary confidentiality, non-competition and non-solicitation provisions.

The above descriptions of his offer of employment and his change in control agreement are qualified in their entirety by reference to the copies of such agreements filed herewith as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Participation in Voluntary Program with Internal Revenue Service

Biomet believes that the exercise of certain misdated or mispriced options will result in the imposition of unanticipated tax liabilities on certain current and former U.S. team members of Biomet under Section 409A of the Internal Revenue Code of 1986, as amended.  Therefore, while Biomet continues to determine which stock options may be misdated or mispriced and develops a proposal for addressing this tax issue for its team members, the Board approved Biomet’s participation in a voluntary program under Internal Revenue Service Announcement 2007-18, “Compliance Resolution Program for Employees Other than Corporate Insiders for Additional 2006 Taxes Arising Under Section 409A due to the Exercise of Stock Rights.”  This program provides a framework for addressing certain issues with respect to misdated or mispriced options exercised in 2006.  Current and former executive officers and directors of Biomet are specifically excluded from the program.

The program permits Biomet to pay Section 409A tax penalties owed by team members with respect to misdated or mispriced options exercised in 2006 provided that Biomet complies with certain applicable requirements, in which case the team members will not be required to pay those Section 409A tax penalties themselves.  However, the amount of the Section 409A tax penalties that Biomet pays with respect to any team member will be treated as compensation paid to that team member in 2007 and included on that team member’s Form W-2 for 2007.

The program applies only to Section 409A tax penalties for misdated or mispriced options exercised in 2006.  The program does not address any other adverse tax consequences, including with respect to the Internal Revenue Code’s “incentive stock option” rules, nor does the program affect Section 409A tax penalties for any misdated or mispriced options not exercised in 2006.  As discussed above, Biomet is continuing to develop a proposal for addressing any possible adverse tax consequences not covered by the program.

Biomet has provided the required notice to the IRS and to the current and former team members who are affected by the program.  Biomet’s participation in the program must be finalized by June 30, 2007.

Nasdaq Delisting Proceedings

On January 9, 2007, the Company filed a Form 12b-25 with the Securities and Exchange Commission stating that the Company did not anticipate filing its Form 10-Q for the second quarter of fiscal 2007 on or before the fifth calendar day following the prescribed due date.  In a press release dated January 12, 2007, the Company announced that it had received a Staff Determination letter from The Nasdaq Stock Market on January 11, 2007 indicating that the Company is not in compliance with the filing requirements for continued listing under Marketplace Rule 4310(c)(14).  As anticipated, the letter was issued in accordance with Nasdaq procedures due to the Company’s inability to file its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2007 by the prescribed due date.

On January 18, 2007, the Company requested an oral hearing before the Nasdaq Listing Qualifications Panel (the “Panel”), the effect of which was to stay the delisting of the Company’s stock until the Panel issues a decision following the hearing.  A hearing was held on March 1, 2007, at which the Company requested a continued exception to the Nasdaq listing requirements.  The Panel has not yet issued a decision on the Company’s request.  There can be no assurance that the Panel will grant the Company’s request for a continued exception to the Nasdaq listing requirements.

Litigation Related to Stock Option Issues

As previously disclosed, on September 21, 2006, two shareholder-derivative complaints were filed against certain of Biomet’s current and former officers and directors in Kosciusko Superior Court I in Kosciusko County, in the State of Indiana.  The complaints, captioned Long v. Hann, et al., and Thorson v. Hann, et al., alleged violations of state law relating to the issuance of certain stock option grants by the Company dating back to approximately 1996.  Both complaints sought unspecified money damages as well as other equitable and injunctive relief.  These two cases were consolidated under the caption In re Biomet, Inc. Derivative Litigation, and on January 19, 2007, plaintiffs filed an amended complaint that made additional allegations based on the Company’s December 18, 2006 disclosures related to stock option grants.  On February 16, 2007, defendants filed a motion to dismiss plaintiffs’ amended complaint, which is currently pending with the court.

On December 11, 2006, a third shareholder-derivative complaint captioned International Brotherhood of Electrical Workers Local 98 Pension Fund v. Hann, et al., No. 06 CV 14312, was filed in federal court in the Southern District of New York.  The IBEW case makes similar allegations and claims as those made in the Indiana litigation, in addition to purporting to state three derivative claims for violations of the federal securities laws.  On February 15, 2007, defendants filed a motion to dismiss plaintiff’s complaint, which is currently pending with the court.

Forward-Looking Statements

This Form 8-K contains certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended.  Although Biomet believes that the assumptions, on which the forward-looking statements contained herein are based are reasonable any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or non-occurrence of future events.  There can be no assurance that the forward-looking statements contained herein will prove to be accurate.

Some of the factors that could cause actual results and forward-looking statements contained herein to differ include:  the results and related outcomes of the Special Committee’s review of Biomet’s historical stock option granting practices including: the impact of any tax consequences, including any determination that Biomet’s filed tax returns were not true, correct and complete, the impact of any determination that some of the options may not have been validly issued under the stock option plans, the impact of the restatement of Biomet’s financial statements or other actions that may be taken or required as a result of the Special Committee’s review, the impact of the determination that certain of Biomet’s financial statements were not prepared in accordance with GAAP and/or the required reporting under the applicable securities rules and regulations, the impact of any determination of the existence of any significant deficiencies and/or material weaknesses in Biomet’s internal controls and/or of the need to reevaluate certain of the findings and conclusions in Management’s Report on Internal Controls, the consequences of any determination that Biomet’s disclosure controls and procedures required by the Securities Exchange Act were not effective, the impact of the inability of Biomet to timely file reports or statements with the Securities and Exchange Commission and distribute such reports or statements to its shareholders, and the impact of any determination that some of Biomet’s insurance policies may not be in full force and effect and/or that Biomet may not be in compliance with the terms and conditions of those policies; litigation and governmental investigations or proceedings which may arise out of Biomet’s stock option granting practices or the restatement of Biomet’s financial statements; the inability to meet NASDAQ requirements for continued listing; any conditions imposed in connection with the merger agreement or otherwise required to consummate the proposed merger between Biomet and the private equity consortium, including the availability of certain financial information; approval of the merger by Biomet’s shareholders; satisfaction of various other conditions to the closing of the merger contemplated by the merger agreement with the private equity consortium; the success of Biomet’s principal product lines and reorganization efforts with respect to its EBI operations; Biomet’s ability to develop and market new products and technologies in a timely manner; and other risk factors as set forth from time to time in Biomet’s filings with the Securities and Exchange Commission.  The inclusion of a forward-looking statement herein should not be regarded as a representation by Biomet that Biomet’s objectives will be achieved.  Biomet undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

In connection with the proposed merger and required shareholder approval, Biomet filed with the SEC a preliminary proxy statement.  Biomet’s shareholders are urged to read the preliminary proxy statement, and the definitive proxy statement when it becomes available, because the preliminary proxy statement contains, and the definitive proxy statement will contain, important information about the acquisition and Biomet.  Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov.  In addition, investors and security holders may obtain additional details on the transaction as well as free copies of the documents filed with the SEC by Biomet by going to Biomet’s Investor Relations page on its corporate website at http://www.biomet.com.

Biomet and its officers and directors may be deemed to be participants in the solicitation of proxies from Biomet’s shareholders with respect to the merger.  Information about Biomet’s executive officers and directors and their ownership of Biomet stock is set forth in the preliminary proxy statement, which was filed with the SEC on January 30, 2007.  Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Biomet and its respective executive officers and directors in the merger by reading the preliminary proxy statement filed with the SEC and definitive proxy statement when it becomes available.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under Item 4.02 of this Current Report on Form 8-K under the headings “Retirement of Gregory D. Hartman as Senior Vice President – Finance, Chief Financial Officer and Treasurer, and Daniel P. Hann as Executive Vice President of

Administration and a Director” and “Appointment of Vice President – Finance and Interim Chief Financial Officer and Treasurer” is hereby incorporated by reference into this Item 5.02.

Item 8.01.	Other Events.

The information set forth under Item 4.02 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

Exhibit No.	Document

10.1	J. Pat Richardson Offer of Employment dated March 26, 2009

10.2	Change in Control Agreement with J. Pat Richardson dated as of March 29, 2007

99.1	Press Release dated March 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOMET, INC.

/s/ Bradley J. Tandy
By: Bradley J. Tandy
Its: Senior Vice President, Acting General Counsel and Secretary

Date: March 30, 2007